Exhibit 99.1

INTUITIVE SURGICAL NAMES MARSHALL L. MOHR AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

SUNNYVALE, CALIF. March 16, 2006 - Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today announced the addition of Marshall L. Mohr to its management team as Senior Vice President and Chief Financial Officer.

Mr. Mohr joins Intuitive Surgical from Adaptec, Inc. where he had served as Vice President and Chief Financial Officer since July 2003. Prior to joining Adaptec, Mr. Mohr was the managing partner of the West Region Technology Industry Group for PricewaterhouseCoopers, where he led the firm's more than 400-person Silicon Valley accounting and audit advisory practice. During his 22 years with PricewaterhouseCoopers, Mr. Mohr was the lead partner for accounting relationships for many of the technology industry's most respected companies. Mr. Mohr received his BBA in accounting and finance from Western Michigan University.

Commenting on the announcement, Lonnie Smith, Chairman and CEO of Intuitive Surgical, said, “We are delighted that Marshall has joined our senior leadership team. He brings an extraordinary breadth of experience and demonstrated leadership to our finance organization and management team.”

Ben Gong, who has served as the Interim Chief Financial Officer since November 2005, will continue his duties as Vice President, Finance and Treasurer.

About Intuitive’s Products:

The da Vinci® Surgical System consists of a surgeon’s viewing and control console having an integrated, high-performance InSite® 3-D vision system, a patient-side cart consisting of three or four robotic arms that position and precisely maneuver endoscopic instruments and an endoscope, and a variety of articulating EndoWrist® Instruments. By integrating computer-enhanced technology with surgeons’ technical skills, Intuitive believes that its system enables surgeons to perform better surgery in a manner never before experienced. The da Vinci® Surgical System seamlessly and directly translates the surgeon’s natural hand, wrist and finger movements on instrument controls at the surgeon’s console outside the patient’s body into corresponding micro-movements of the instrument tips positioned inside the patient through small puncture incisions, or ports.

The Aesop® Endoscope Positioner is a voice-activated robotic arm that automates the critical task of endoscope positioning, providing the surgeon with direct control over a smooth, precise and stable view of the internal surgical field.

The Hermes® Control Center is a centralized system designed to voice control a series of networked "smart" medical devices.

Intuitive®, da Vinci®, InSite®, EndoWrist®, Hermes®, and Aesop® are registered trademarks of Intuitive Surgical, Inc.